Exhibit 99.1

Redpoint Bio Announces Corporate Restructuring and Workforce Reduction

EWING, N.J., February 3, 2009 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced a corporate restructuring that will reduce its workforce by 12 research and development and administrative employees or approximately 33%.  As part of the restructuring, the Company has eliminated the position of Vice President, Corporate Development.

As of December 31, 2008, Redpoint had approximately $14.4 million in cash, cash equivalents and marketable securities. As a result of the restructuring, Redpoint’s current capital resources and the funding it anticipates receiving from its existing collaborations should be sufficient to meet its operating and capital requirements through September of 2010. This estimate includes the impact of restructuring and other one-time costs.  Additionally, as reported in November of 2008, Redpoint has retained Burrill & Company to advise the Company on strategic alternatives from acquiring synergistic assets to monetizing existing assets.

“The decision to reduce staff has been a very difficult one, especially considering the high caliber of the employees that we have recruited over the years,” stated Dr. Ray Salemme, CEO of Redpoint Bio. “As we keep in mind the future growth of the Company, we have worked diligently to retain key staff to maintain the core competencies necessary to support our taste-related research programs, and to continue leveraging our research on modulators of the TRPM5 ion channel to explore new opportunities for the discovery of diabetes or obesity therapeutics.”

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Laura Okpala 617-583-1306

or

Redington, Inc.

Thomas Redington 212-926-1733